Exhibit 99.1

Advance Auto Parts Reports Fourth Quarter and Full Year 2018 Results
Fourth Quarter Net Sales Increased 3.3% to $2.1B
Comparable Store Sales Increased 3.4%
Full Year Net Sales Increased 2.2% to $9.6B
Comparable Store Sales Increased 2.3%
Operating Cash Flow Increased 35.0% to $811.0M; Free Cash Flow Increased 50.2% to $617.3M

RALEIGH, N.C., February 19, 2019 — Advance Auto Parts, Inc. (NYSE: AAP), a leading automotive aftermarket parts provider in North America that serves both professional installer and do-it-yourself customers, today announced its financial results for the fourth quarter and full year ended December 29, 2018.
“I am proud to report another quarter of comp sales and adjusted operating income growth as we concluded the second year of our transformation agenda with consistent, balanced improvement in nearly every metric. The dedication of our entire team is evident as they focused on delighting the Customer and growing the top-line while remaining disciplined in controlling costs to deliver margin expansion. We are pleased with the continuous progress throughout 2018 versus our long-term strategic objectives and remain committed to further strengthening our Customer Value Proposition to capitalize on the substantial opportunity still ahead for Advance,” said President and Chief Executive Officer Tom Greco.

Fourth Quarter Highlights

•	Net sales increased 3.3% to $2.1B; Comparable store sales (a) increased 3.4%

•	Operating income decreased 3.3% to $84.3M; Adjusted operating income(a) increased 11.7% to $127.1M

•	Operating income margin decreased 28 bps; Adjusted operating income margin expanded 45 bps

•	Diluted EPS decreased 70.3% to $0.74; Adjusted EPS (a) increased 51.9% to $1.17

•	Returned $152.9M to stockholders

Full Year 2018 Highlights

•	Net sales increased 2.2% to $9.6B; Comparable store sales (a) increased 2.3%

•	Operating income increased 6.0% to $604.3M; Adjusted operating income (a) increased 9.3% to $750.2M

•	Operating income margin expanded 22 bps; Adjusted operating income margin expanded 51 bps

•	Diluted EPS decreased 10.7% to $5.73; Adjusted EPS (a) increased 32.8% to $7.13

•	Operating cash flow increased 35.0% to $811.0M; Free cash flow increased 50.2% to $617.3M

•	Returned $290.6M to stockholders
(a) For a better understanding of the Company's adjusted results, refer to the reconciliation of non-GAAP adjustments in the accompanying financial tables included herein. Comparable store sales exclude sales to independently owned Carquest locations.

Fourth Quarter and Full Year 2018 Highlights
Net sales for the fourth quarter 2018 were $2.1 billion, a 3.3% increase versus the fourth quarter of the prior year. Comparable store sales for the fourth quarter 2018 increased 3.4%. For the full year 2018, Net sales were $9.6 billion, an increase of 2.2% from the full year 2017. Comparable store sales for the full year 2018 increased 2.3%.

Adjusted gross profit margin was 44.2% of Net sales in the fourth quarter 2018, a 127 basis point increase from the fourth quarter 2017. Productivity initiatives, including material cost optimization, better inventory management and a reduction in shrink were the primary drivers and were partially offset by commodity and tariff headwinds. The Company's GAAP Gross profit margin increased to 44.1% from 42.9% in the fourth quarter of the prior year. Adjusted gross profit margin for the full year 2018 was 44.1%, an increase of 53 basis points from the full year 2017. The Company's full year 2018 GAAP Gross profit margin increased to 44.0% from 43.6% for the full year 2017.

Adjusted SG&A was 38.1% of Net sales in the fourth quarter 2018, an increase of 82 basis points as compared to the fourth quarter 2017. This was primarily driven by higher bonus costs and an increase in marketing spend, which were partially offset by leveraging labor as well as reduced insurance and claims expense. The Company's GAAP SG&A for the fourth quarter 2018 increased to 40.1% of Net sales compared to 38.6% in the same quarter of the prior year. For the full year 2018, Adjusted SG&A was 36.3%, which was flat compared to the full year 2017. The Company's full year 2018 GAAP SG&A of 37.7% of Net sales increased from 37.5% for the full year 2017.

The Company's Adjusted operating income was $127.1 million in the fourth quarter 2018, an increase of 11.7% versus the fourth quarter of the prior year. Adjusted operating income margin improved to 6.0% of Net sales for the fourth quarter 2018, an increase of 45 basis points compared to the fourth quarter of the prior year. On a GAAP basis, the Company's Operating income was $84.3 million, a decrease of 3.3% compared to the fourth quarter of the prior year. Operating income margin in the fourth quarter 2018 was 4.0% of Net sales, a decline of 28 basis points from the fourth quarter 2017. For full year 2018, Adjusted operating income was $750.2 million, an increase of 9.3% from the full year 2017. Adjusted operating income margin for the full year 2018 improved to 7.8% of Net sales, an increase of 51 basis points compared to the full year 2017. The Company's full year 2018 GAAP Operating income was $604.3 million, 6.3% of Net sales, an increase of 22 basis points compared to the full year 2017.

The Company's effective tax rate in the fourth quarter 2018 was 23.5%. The Company's Adjusted EPS was $1.17 for the fourth quarter 2018, an increase of 51.9% compared to the same quarter in the prior year. On a GAAP basis, due to the $1.94 benefit related to the tax reform in the fourth quarter 2017, the Company's Diluted EPS decreased 70.3% to $0.74. The effective tax rate for the full year 2018 was 23.7%. The Company's Adjusted EPS was $7.13 for the full year 2018, an increase of 32.8% versus the full year 2017. The Company's Diluted EPS on a GAAP basis decreased 10.7% to $5.73 year over year.

Operating cash flow was $811.0 million for the full year 2018 versus $600.8 million for the full year 2017, an increase of 35.0%. Free cash flow for the full year 2018 was $617.3 million, an increase of 50.2% compared to the same period in the prior year.

2019 Full Year Guidance
Mr. Greco commented, “As we begin the third year of our transformation, we remain disciplined in our approach to executing on our strategic objectives and dedicated to delivering further improvements across our business in 2019. We realize we have important work still ahead and are confident we have the right team in place at AAP to continue our momentum and enable us to successfully achieve our long-term strategic objectives. With that in mind, we are pleased to announce our full year 2019 outlook.”

The Company provided the following guidance ranges related to their full year 2019 outlook:

	Full Year 2019
($ in millions)	Low	High
Net sales	$9,650	$9,800
Comparable store sales	1.0%	2.5%
Adjusted operating income margin (a)	8.0%	8.4%
Income tax rate	24.0%	26.0%
Integration & transformation expenses (a)	$80	$100
Capital expenditures	$250	$300
Free cash flow (a)	Minimum $650
(a) For a better understanding of the Company's adjusted results, refer to the reconciliation of non-GAAP adjustments in the accompanying financial tables included herein. Because of the forward-looking nature of the 2019 non-GAAP financial measures, specific quantifications of the amounts that would be required to reconcile these non-GAAP financial measures to their most directly comparable GAAP financial measures are not available at this time.

Capital Allocation
On August 8, 2018, the Company's Board of Directors authorized a $600.0 million stock repurchase program. Under this authorization, the Company repurchased 1.7 million shares of its common stock for $272.8 million during 2018. Subsequent to December 29, 2018, the Company repurchased 0.8 million shares of its common stock for $127.2 million. Considering these repurchases, the Company has $200.0 million remaining under its stock repurchase program.

On February 11, 2019, the Company's Board of Directors declared a regular quarterly cash dividend of $0.06 per share to be paid on April 5, 2019 to all stockholders of record as of March 22, 2019.

On January 29, 2019, the Company notified the trustee of its intent to redeem all $300.0 million aggregate principal amount of its outstanding 5.75% Notes due 2020 using cash on hand at a redemption price of approximately $1,035 per $1,000 principal amount outstanding, plus accrued and unpaid interest, if any, on the expected redemption date of February 28, 2019.

Investor Conference Call
The Company will detail its results for the fourth quarter and full year 2018 via a webcast scheduled to begin at 8 a.m. Eastern Time on Tuesday, February 19, 2019. The webcast will be accessible via the Investor Relations page of the Company's website (www.AdvanceAutoParts.com).

For individuals unable to access the webcast, the event will be available by dialing (844) 877-5989 and referencing conference identification number 4245428. A replay of the conference call will be available on the Company's website for one year.

About Advance Auto Parts
Advance Auto Parts, Inc. is a leading automotive aftermarket parts provider that serves both professional installer and do-it-yourself customers. As of December 29, 2018, Advance operated 4,966 stores and 143 Worldpac branches in the United States, Canada, Puerto Rico and the U.S. Virgin Islands. The Company also serves 1,231 independently owned Carquest branded stores across these locations in addition to Mexico, the Bahamas, Turks and Caicos, British Virgin Islands and Pacific Islands. Additional information about Advance, including employment opportunities, customer services, and online shopping for parts, accessories and other offerings can be found at www.AdvanceAutoParts.com.

Investor Relations Contact:	Media Contact:
Elisabeth Eisleben	Darryl Carr
T: (919) 227-5466	T: (540) 589-8102
E: invrelations@advanceautoparts.com	E: darryl.carr@advance-auto.com

Forward-Looking Statements
Certain statements in this release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, may be forward-looking statements. Forward-looking statements address future events or developments, and typically use words such as “believe,” “anticipate,” “expect,” “intend,” “plan,” “forecast,” “guidance,” “outlook,” “estimate,” or similar expressions. These forward-looking statements include, but are not limited to, key assumptions for future financial performance including net sales, store growth, comparable store sales, gross profit rate, SG&A, adjusted operating income, income tax rate, integration and transformation costs, adjusted operating income rate targets, capital expenditures, inventory levels and free cash flow; statements regarding expected growth and future performance of the Company; statements regarding enhancements to shareholder value, strategic plans or initiatives, growth or profitability, productivity targets and all other statements that are not statements of historical facts. These statements are based upon assessments and assumptions of management in light of historical results and trends, current conditions and potential future developments that often involve judgment, estimates, assumptions and projections. Forward-looking statements reflect current views about our plans, strategies and prospects, which are based on information currently available as of the date of this release. Except as required by law, we undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements. Please refer to the risk factors discussed in "Item 1a. Risk Factors" in the Company's most recent Annual Report on Form 10-K, as updated by its Quarterly Report on Form 10-Q and other filings made by the Company with the Securities and Exchange Commission for additional factors that could materially affect the Company’s actual results. Forward-looking statements are subject to risks and uncertainties, many of which are outside our control, which could cause actual results to differ materially from these statements. Therefore, you should not place undue reliance on those statements.

Advance Auto Parts, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	December 29, 2018	December 30, 2017

Assets

Current assets:
Cash and cash equivalents	$896,527	$546,937
Receivables, net	624,972	606,357
Inventories	4,362,547	4,168,492
Other current assets	198,408	105,106
Total current assets	6,082,454	5,426,892

Property and equipment, net	1,368,985	1,394,138
Goodwill	990,237	994,293
Intangible assets, net	550,593	597,674
Other assets, net	48,379	69,304
	$9,040,648	$8,482,301

Liabilities and Stockholders' Equity

Current liabilities:
Accounts payable	$3,172,790	$2,894,582
Accrued expenses	623,141	533,548
Other current liabilities	90,019	51,967
Total current liabilities	3,885,950	3,480,097

Long-term debt	1,045,720	1,044,327
Deferred income taxes	318,353	303,620
Other long-term liabilities	239,812	239,061
Total stockholders' equity	3,550,813	3,415,196
	$9,040,648	$8,482,301

NOTE: These preliminary condensed consolidated balance sheets have been prepared on a basis consistent with our previously prepared balance sheets filed with the Securities and Exchange Commission, but do not include the footnotes required by accounting principles generally accepted in the United States of America (“GAAP”).

Advance Auto Parts, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Twelve Weeks Ended		Fifty-Two Weeks Ended
	December 29, 2018	December 30, 2017	December 29, 2018	December 30, 2017

Net sales	$2,105,072	$2,036,986	$9,580,554	$9,373,784
Cost of sales	1,176,429	1,163,417	5,361,141	5,288,735
Gross profit	928,643	873,569	4,219,413	4,085,049
Selling, general and administrative expenses	844,391	786,417	3,615,138	3,514,837
Operating income	84,252	87,152	604,275	570,212
Other, net:
Interest expense	(12,975)	(13,136)	(56,588)	(58,801)
Other (expense) income, net	(1,421)	121	7,577	8,848
Total other, net	(14,396)	(13,015)	(49,011)	(49,953)
Income before provision for income taxes	69,856	74,137	555,264	520,259
Provision (benefit) for income taxes	16,415	(110,363)	131,417	44,754
Net income	$53,441	$184,500	$423,847	$475,505

Basic earnings per share	$0.74	$2.50	$5.75	$6.44
Average shares outstanding	72,906	73,909	73,728	73,846

Diluted earnings per share	$0.74	$2.49	$5.73	$6.42
Average diluted shares outstanding	73,254	74,156	73,991	74,110

NOTE: These preliminary condensed consolidated statements of operations have been prepared on a basis consistent with our previously prepared statements of operations filed with the Securities and Exchange Commission, but do not include the footnotes required by GAAP for complete financial statements.

Advance Auto Parts, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)
	Fifty-Two Weeks Ended
	December 29, 2018	December 30, 2017

Cash flows from operating activities:
Net income	$423,847	$475,505
Depreciation and amortization	238,184	249,260
Share-based compensation	27,760	35,267
Provision (benefit) for deferred income taxes	15,956	(151,263)
Other non-cash adjustments to net income	18,151	20,229
Net change in:
Receivables, net	(21,471)	36,047
Inventories	(206,125)	167,548
Accounts payable	285,493	(197,168)
Accrued expenses	93,940	(13,295)
Other assets and liabilities, net	(64,707)	(21,325)
Net cash provided by operating activities	811,028	600,805
Cash flows from investing activities:
Purchases of property and equipment	(193,715)	(189,758)
Proceeds from sales of property and equipment	1,888	11,099
Other, net	—	20
Net cash used in investing activities	(191,827)	(178,639)
Cash flows from financing activities:
Decrease in bank overdrafts	32,014	14,004
Dividends paid	(17,819)	(17,854)
Proceeds from the issuance of common stock	3,200	4,076
Tax withholdings related to the exercise of stock appreciation rights	(773)	(6,531)
Repurchase of common stock	(281,354)	(6,498)
Other, net	817	(2,069)
Net cash used in financing activities	(263,915)	(14,872)
Effect of exchange rate changes on cash	(5,696)	4,465

Net increase in cash and cash equivalents	349,590	411,759
Cash and cash equivalents, beginning of period	546,937	135,178
Cash and cash equivalents, end of period	$896,527	$546,937

NOTE: These preliminary condensed consolidated statements of cash flows have been prepared on a consistent basis with previously prepared statements of cash flows filed with the Securities and Exchange Commission, but do not include the footnotes required by GAAP for complete financial statements.

Reconciliation of Non-GAAP Financial Measures
The Company's financial results include certain financial measures not derived in accordance with GAAP. Non-GAAP financial measures should not be used as a substitute for GAAP financial measures, or considered in isolation, for the purpose of analyzing our operating performance, financial position or cash flows. We have presented these non-GAAP financial measures as we believe that the presentation of our financial results that exclude (1) non-operational expenses associated with the integration of General Parts International, Inc. ("GPI") and store closure and consolidation; (2) non-cash charges related to the acquired GPI intangible assets; and (3) transformation expenses under our strategic business plan; and (4) nonrecurring impact of the U.S. Tax Cuts and Jobs Act (the “Act”), is useful and indicative of our base operations because the expenses vary from period to period in terms of size, nature and significance and/or relate to the integration of GPI and store closure and consolidation activity in excess of historical levels. These measures assist in comparing our current operating results with past periods and with the operational performance of other companies in our industry. The disclosure of these measures allows investors to evaluate our performance using the same measures management uses in developing internal budgets and forecasts and in evaluating management’s compensation. Included below is a description of the expenses that we have determined are not normal, recurring cash operating expenses necessary to operate our business and the rationale for why providing these measures is useful to investors as a supplement to the GAAP measures.

GPI Integration and Store Closure and Consolidation Expenses - We acquired GPI in 2014 and are progressing in our multi-year plan to integrate the operations of GPI with AAP. Due to the size of the acquisition, we consider these expenses to be outside of our base business. Therefore, we believe providing additional information in the form of non-GAAP measures that exclude these costs is beneficial to the users of our financial statements in evaluating the operating performance of our base business and our sustainability once the integration is complete. In addition to integration expenses, we incur store closure and consolidation expenses that consist of expenses associated with our plans to convert and consolidate the Carquest stores acquired from GPI. While periodic store closures are common, these closures represent a significant program outside of our typical market evaluation process. We believe it is useful to provide additional non-GAAP measures that exclude these costs to provide investors greater comparability of our base business and core operating performance. We also continue to have store closures that occur as part of our normal market evaluation process and have not excluded the expenses associated with these store closures in computing our non-GAAP measures.

Transformation Expenses - We expect to recognize a significant amount of transformation expenses over the next several years as we transition from integration of our Advance Auto Parts and Carquest US businesses to a plan that involves a more holistic and integrated transformation of the entire Company, including Worldpac and Autopart International. These expenses will include, but are not limited to, restructuring costs, store closure costs and third-party professional services and other significant costs to integrate and streamline our operating structure across the enterprise. We are focused on several areas throughout AAP, such as supply chain and information technology.

U.S. Tax Reform - On December 22, 2017, the Act was signed into law. The Act amends the Internal Revenue Code of 1986 by, among other things, permanently lowering the corporate tax rate to 21% from the existing maximum rate of 35%, implementing a territorial tax system and imposing a one-time repatriation tax on deemed repatriated earnings of foreign subsidiaries. During the third quarter of 2018, and in conjunction with the completion of our 2017 U.S. income tax return, we identified a change in estimate, in accordance with Staff Accounting Bulletin No. 118, to amounts previously recorded for the remeasurement of the net deferred tax liability and nonrecurring repatriation tax on accumulated earnings foreign subsidiaries.

Reconciliation of Adjusted Net Income and Adjusted EPS:
	Twelve Weeks Ended		Fifty-Two Weeks Ended
(in thousands, except per share data)	December 29, 2018	December 30, 2017	December 29, 2018	December 30, 2017
Net income (GAAP)	$53,441	$184,500	$423,847	$475,505
Cost of sales adjustments:
Transformation expenses	854	—	6,740	—
SG&A adjustments:
GPI integration and store closure and consolidation expenses	2,654	2,862	7,360	26,207
GPI amortization of acquired intangible assets	8,750	8,983	38,018	39,477
Transformation expenses	30,542	14,699	93,767	50,425
Other income adjustment (a)	—	—	—	(8,878)
Provision for income taxes on adjustments (b)	(10,700)	(10,087)	(36,274)	(40,748)
Impact of the Act	$—	$(143,756)	$(5,665)	$(143,756)
Adjusted net income (Non-GAAP)	$85,541	$57,201	$527,793	$398,232

Diluted earnings per share (GAAP)	$0.74	$2.49	$5.73	$6.42
Adjustments, net of tax	0.43	(1.72)	1.40	(1.05)
Adjusted EPS (Non-GAAP)	$1.17	$0.77	$7.13	$5.37
Note: Table amounts may not foot due to rounding.

(a)	The adjustment to Other income for the fifty-two weeks ended December 30, 2017 relates to income recognized from an indemnification agreement associated with the acquisition of GPI.

(b)	The income tax impact of non-GAAP adjustments is calculated using the estimated tax rate in effect for the respective non-GAAP adjustments.

Reconciliation of Adjusted Gross Profit:
	Twelve Weeks Ended		Fifty-Two Weeks Ended
(in thousands)	December 29, 2018	December 30, 2017	December 29, 2018	December 30, 2017
Gross profit (GAAP)	$928,643	$873,569	$4,219,413	$4,085,049
Gross profit adjustments	854	—	6,740	—
Adjusted gross profit (Non-GAAP)	$929,497	$873,569	$4,226,153	$4,085,049

Reconciliation of Adjusted Selling, General and Administrative Expenses:
	Twelve Weeks Ended		Fifty-Two Weeks Ended
(in thousands)	December 29, 2018	December 30, 2017	December 29, 2018	December 30, 2017
SG&A (GAAP)	$844,391	$786,417	$3,615,138	$3,514,837
SG&A adjustments	(41,946)	(26,544)	(139,145)	(116,109)
Adjusted SG&A (Non-GAAP)	$802,445	$759,873	$3,475,993	$3,398,728

Reconciliation of Adjusted Operating Income:
	Twelve Weeks Ended		Fifty-Two Weeks Ended
(in thousands)	December 29, 2018	December 30, 2017	December 29, 2018	December 30, 2017
Operating income (GAAP)	$84,252	$87,152	$604,275	$570,212
Cost of sales and SG&A adjustments	42,800	26,544	145,885	116,109
Adjusted operating income (Non-GAAP)	$127,052	$113,696	$750,160	$686,321

NOTE: Adjusted gross profit, Adjusted gross profit margin (calculated by dividing Adjusted gross profit by Net sales), Adjusted SG&A, Adjusted SG&A as a percentage of Net sales, Adjusted operating income and Adjusted operating income margin (calculated by dividing Adjusted operating income by Net sales) are non-GAAP measures. Management believes these non-GAAP measures are important metrics in assessing the overall performance of the business and utilizes these metrics in its ongoing reporting. On that basis, Management believes it is useful to provide these metrics to investors and prospective investors to evaluate the Company’s operating performance across periods adjusting for these items (refer to the reconciliation of non-GAAP adjustments above). These non-GAAP measures might not be calculated in the same manner as, and thus might not be comparable to, similarly titled measures reported by other companies. Non-GAAP measures should not be used by investors or third parties as the sole basis for formulating investment decisions, as they may exclude a number of important cash and non-cash recurring items.

Reconciliation of Free Cash Flow:
	Fifty-Two Weeks Ended
(In thousands)	December 29, 2018	December 30, 2017
Cash flows from operating activities	$811,028	$600,805
Purchases of property and equipment	(193,715)	(189,758)
Free cash flow	$617,313	$411,047

NOTE: Management uses Free cash flow as a measure of our liquidity and believes it is a useful indicator to investors or potential investors of our ability to implement our growth strategies and service our debt. Free cash flow is a non-GAAP measure and should be considered in addition to, but not as a substitute for, information contained in our condensed consolidated statement of cash flows as a measure of liquidity.

Adjusted Debt to Adjusted EBITDAR:
	Four Quarters Ended
(In thousands, except adjusted debt to adjusted EBITDAR ratio)	December 29, 2018	December 30, 2017
Total debt	$1,045,930	$1,044,677
Add: Capitalized lease obligations (six times rent expense)	3,320,262	3,189,756
Adjusted debt	4,366,192	4,234,433

Operating income	604,275	570,212
Adjustments (a)	107,867	76,632
Depreciation and amortization	238,184	249,260
Adjusted EBITDA	950,326	896,104
Rent expense (less favorable lease amortization of $423 and $1,864)	553,377	531,626
Share-based compensation	27,760	35,267
Adjusted EBITDAR	$1,531,463	$1,462,997

Adjusted Debt to Adjusted EBITDAR	2.9	2.9

(a)	The adjustments to the four quarters ended December 29, 2018 and December 30, 2017 represent transformation and GPI integration and store closure and consolidation expenses.

NOTE: The Company believes its Adjusted Debt to Adjusted EBITDAR ratio (“leverage ratio”) is a key financial metric for debt securities, as reviewed by rating agencies, and believes its debt levels are best analyzed using this measure. The Company’s goal is to maintain a 2.5 times leverage ratio and investment grade rating. The Company's credit rating directly impacts the interest rates on borrowings under its existing credit facility and could impact the Company's ability to obtain additional funding. If the Company was unable to maintain its investment grade rating this could negatively impact future performance and limit growth opportunities. Similar measures are utilized in the calculation of the financial covenants and ratios contained in the Company's financing arrangements. The leverage ratio calculated by the Company is a non-GAAP measure and should not be considered a substitute for debt to net earnings, net earnings or debt as determined in accordance with GAAP. The Company adjusts the calculation to remove rent expense and capitalize the Company’s existing operating leases to provide a more meaningful comparison with the Company’s peers and to account for differences in debt structures and leasing arrangements. The use of a multiple of rent expense to calculate the adjustment for capitalized operating lease obligations is a commonly used method of estimating the debt the Company would record for its leases that are classified as operating if they had met the criteria for a capital lease or the Company had purchased the property. The Company’s calculation of its leverage ratio might not be calculated in the same manner as, and thus might not be comparable to, similarly titled measures by other companies.

Store Information:
During the fifty-two weeks ended December 29, 2018, 27 stores and branches were opened and 101 were closed or consolidated, resulting in a total of 5,109 stores and branches as of December 29, 2018, compared to a total of 5,183 stores and branches as of December 30, 2017.